Exhibit 10.1

September 27, 2022

Gabrielle Rabinovitch

Dear Gabrielle,

In recognition of your appointment to acting Chief Financial Officer (“CFO”), effective as of September 14, 2022, I am thrilled to inform you that for the duration of your service as acting CFO (such duration, the “Active CFO Period”), your base salary will be based on an annual base salary of $750,000, less applicable deductions and tax withholdings. In addition, with respect to the Active CFO Period, your eligibility for a bonus under any PayPal Annual Incentive Plan will be based on a target incentive opportunity of 125% of annual base salary, payable in accordance with the terms and conditions of the PayPal Annual Incentive Plan(s) documents. For the avoidance of doubt, in no event will you be eligible for duplicative compensation under any PayPal Annual Incentive Plan with respect to the same period of time.

About Your Stock Grant

You are also being awarded a special equity award of $2,500,000.

•This equity award will be granted* in restricted stock units (RSUs) and performance-based restricted stock units (PBRSUs), supporting our pay-for-performance philosophy.
•The anticipated grant date for such RSUs is on or around October 15, 2022 and the anticipated grant date for such PBRSUs is March 1, 2023.
•The chart below details the vesting schedule for these grants.

Grant	Value	Vesting Schedule
Restricted Stock Units (“RSUs”)	USD $1,250,000
The value of the RSUs will be converted into the number of shares to be granted, as determined based on PayPal policies on the date of grant. One-third (1/3) of the shares subject to the RSUs will vest on the first anniversary of the grant date, with one-twelfth (1/12) of the shares subject to the RSUs vesting on each quarterly vest date thereafter, in each case conditioned upon your continued employment with a PayPal company.

The RSUs are subject to applicable taxes and withholdings and are governed by the applicable award agreement and any other related plans and agreements.

Performance-based Restricted Stock Units (“PBRSUs”)	Target value of USD $1,250,000
The target value of the PBRSUs will be converted into the number of target shares to be granted, as determined based on PayPal policies.

Any PBRSUs earned based on PayPal Holdings, Inc.’s performance over the 2023-2025 performance period will be vested and settled in March of 2026, conditioned upon your continued employment with a PayPal company.

The PBRSUs are subject to applicable taxes and withholdings and are governed by the applicable award agreement and any other related plans and agreements.

About Your Participation in the Severance Plan

In addition, during the Active CFO Period, and for six months thereafter (altogether, the “Severance Protection Period”), you will be eligible to participate in the Severance Plan at the Executive Vice President level, subject to the terms and conditions of the Severance Plan and as set forth herein.

Notwithstanding anything in this letter agreement to the contrary:
•Your eligibility to participate in the Severance Plan at the Executive Vice President level is contingent on your continuous reasonable best efforts to support PayPal’s Chief Financial Officer in his transition to his Chief Financial Officer role during the six months following the end of the Active CFO Period, unless otherwise determined by PayPal in its sole discretion.
•If the Severance Protection Period expires while you remain employed with PayPal, your eligibility to receive severance from PayPal in the future (if any) shall return to the Senior Vice President level, unless otherwise determined by PayPal in its sole discretion.
•Notwithstanding anything in the Severance Plan to the contrary, the following occurrences will not constitute Good Reason under the Severance Plan with respect to you (and, for the avoidance of doubt, they will not be considered a “material reduction in the Eligible Participant’s authorities, duties or responsibilities” under the Severance Plan):
oA return to a role or title similar to or the same as the Senior Vice President, Investor Relations and Treasurer role and title that you held prior to the Effective Date; and/or

2211 North First Street San Jose, CA 95131 paypal.com

oA change in your reporting relationship such that you no longer report to PayPal’s Chief Executive Officer and/or such that you are required to report to the Chief Financial Officer.

Nothing in this Agreement is intended to alter the at-will nature of the employment relationship between you and PayPal. This Agreement is the entire agreement between you and PayPal regarding the matters addressed herein and supersedes and replaces any prior agreements regarding such matters, whether verbal or written.

PayPal has tremendous opportunities ahead and your continued contributions are key to helping us live our values and deliver for our customers. Thank you again for all you do on behalf of PayPal, and congratulations on this well-deserved recognition.

Sincerely,

/s/ Dan Schulman

Dan Schulman
President and CEO

I agree to the terms and conditions set forth in this letter agreement.

/s/ Gabrielle Rabinovitch	9/30/2022
Gabrielle Rabinovitch	Date

2211 North First Street San Jose, CA 95131 paypal.com